Exhibit 99.1

SYSCO Corporation                                   NEWS RELEASE
1390 Enclave Parkway                                ------------
Houston, Texas 77077-2099
(281) 584-1390

                                                    FOR MORE INFORMATION
                                          CONTACT:  Diane Day Sanders
                                                    Vice President and Treasurer

       SYSCO LEVERAGES 13% SALES GROWTH TO 40% EARNINGS PER SHARE INCREASE
       -------------------------------------------------------------------

     HOUSTON, APRIL 18, 2001 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced a 40 percent increase in earnings per diluted share to $0.21 for the fiscal 2001 third quarter ended March 31, 2001. This compares to $0.15 per diluted share for the same period last year. Sales for the quarter rose 13.2 percent to $5.3 billion, compared to the $4.7 billion reported for the third quarter of fiscal 2000. Net earnings of $139.4 million represented a gain of 37 percent over last year's third quarter net earnings of $102.0 million.
     Diluted earnings per share for the first nine months of fiscal 2001 increased 35 percent to $0.62 compared to earnings per share of $0.46 for the first nine months of fiscal 2000 prior to an accounting charge that occurred during the first quarter of fiscal 2000. Sales for the 39 weeks ended March 31, 2001 were $16.0 billion, 14 percent higher than the $14.0 billion in sales attained through the end of the third quarter the previous year. Net earnings for the first nine months of fiscal 2001 were $422.7 million, 36.6 percent higher than the $309.6 million before the accounting change for the same period a year earlier.
     Charles H. Cotros, SYSCO's chairman and chief executive officer, said, "Excellent earnings leverage across our operations, as well as the unsurpassed commitment to supreme customer service by our nearly 43,000 SYSCO employees, generated strong financial results for the third quarter. Sales gains in both the marketing associate-served and the multi-unit customer bases, the continued strength and recognition of SYSCO Brand and the competitive advantages and operating efficiencies gained from our technology investments all contributed to third quarter results."
     Mr. Cotros commented further that sales to the marketing associate-served, or independent, customers represented 54.1 percent of traditional foodservice sales for the quarter compared to 53.2 percent for the comparable quarter last year. In addition, SYSCO Brand sales represented 53.6 percent of marketing associate-served sales for the quarter as opposed to 50.4 percent during the third quarter of fiscal 2000.
     "The harsh winter weather that typically accompanies our third fiscal quarter impacted sales and expenses somewhat, especially in the Northeast and Midwest. This compares to a particularly mild winter quarter last year when we reported a 41 percent increase in earnings per share and real sales growth of 10 percent," added Mr. Cotros. "However, our operating companies in other regions continued to generate strong sales volume, resulting in real sales growth for the quarter of 5.0 percent after adjusting 5.2 percent for acquisitions and 3.0 percent for food cost inflation. Year-to-date real sales growth was 6.9 percent, excluding 5.0 percent for acquisitions and a 2.1 percent increase in food costs. Inflation has been trending upward throughout the year, and the third quarter rate is attributable primarily to the rising cost of dairy, fresh and frozen meats, produce, paper and disposable products.


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     "Our strategy of acquiring  companies  that provide a geographic or product niche continued in the third quarter with the acquisition of Guest Supply, Inc., a specialty distributor to the hospitality and lodging industry, and the addition of five custom-cutting meat operations from The Freedman Companies," continued Mr. Cotros. "These operations, as well as the specialty meat and produce companies acquired in the past, are accretive to earnings and are proving successful in our efforts toward exceeding customers' expectations and becoming a one-stop-shop for foodservice operators. The pending acquisition of Canadian broadliner HRI Supply is expected to close next month.
     "In addition, our internal growth strategy through the construction of "fold-out" companies continues to provide positive results. We will begin supplying customers from Sysco Food Services of Hampton Roads in Suffolk, Virginia in late May. The Sacramento, California operation is scheduled for completion in the fall of this year. The "fold-outs" in Columbia, South Carolina and Las Vegas, Nevada announced earlier this fiscal year should be operational in the first quarter and second quarter of calendar year 2002, respectively."
     In conclusion, Mr. Cotros remarked, "We began the final quarter of fiscal 2001 with a record sales week and will continue our efforts to build stronger relationships with our existing customers while striving to develop new
relationships      with     additional      foodservice      operators.      The
meals-prepared-away-from-home market continues to be strong, propelled by consumers who rely on foodservice operators to fulfill their dining needs while managing the demands of family, work and recreational schedules. We are committed to helping foodservice operators meet their customers' demands and become more successful."
     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of approximately $20.6 billion for calendar year
2000,  the  company   provides  food  and  related   products  and  services  to
approximately  356,000  restaurants,   healthcare  and  educational  facilities,
lodging establishments and other foodservice customers. The SYSCO distribution network extends throughout the entire continental United States, Alaska, the District of Columbia, Hawaii and portions of Canada.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding continued strength and recognition of SYSCO Brand products, industry growth, continued competitive advantages and operating efficiencies from technology investments, implementation and timing of "fold-out" operations and acquisitions, SYSCO's ability to build stronger relationships with existing customers and develop new relationships with additional foodservice operators, and the continued strength of the meals-prepared-away-from-home market. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the possibility that the Company's information systems will not operate as anticipated and therefore not provide the company with the expected competitive edge, the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. In addition, the decision to pursue acquisitions and "fold-outs" could vary due to construction schedules and the timing of other expenditures, while the implementation and timing of "fold-out" operations and acquisitions could be impacted by competitive conditions, labor issues, weather, satisfactory completion of due diligence and other matters. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.


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1351534

The comparative financial data for the third quarter of fiscal years 2001 and 2000 are summarized below.

($000 omitted except for per share data)



                                                        FOR THE 13-WEEK PERIOD ENDED
                                                        ----------------------------
                                                MARCH 31, 2001                  APRIL 1, 2000
                                                --------------                  -------------
Sales                                           $   5,344,496                   $   4,722,935

Costs and expenses
     Cost of sales                                  4,301,029                       3,829,148
     Operating expenses                               800,156                         709,499
     Interest expense                                  18,498                          18,354
     Other, net                                          (879)                             88
                                                --------------                  --------------
Total costs and expenses                            5,118,804                       4,557,089
                                                --------------                  --------------

Earnings before income taxes                          225,692                         165,846
Income taxes                                           86,327                          63,851
                                                --------------                  --------------

Net earnings                                    $     139,365                   $     101,995
                                                ==============                  ==============

Basic earnings per share                        $        0.21                   $        0.15
                                                ==============                  ==============

Diluted earnings per share                      $        0.21                   $        0.15
                                                ==============                  ==============

Basic average shares outstanding                  666,107,144                     658,612,804
                                                ==============                  ==============
Diluted average shares outstanding                677,731,150                     667,325,916
                                                ==============                  ==============


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The  comparative  financial data for the first 39 weeks of fiscal years 2001 and
2000 are summarized below.

($000 omitted except for per share data)




                                                        FOR THE 39-WEEK PERIOD ENDED
                                                        ----------------------------
                                                MARCH 31, 2001                  APRIL 1, 2000
                                                --------------                  -------------

Total sales                                     $  15,995,200                   $  14,031,504

Costs and expenses
     Cost of sales                                 12,874,800                      11,394,346
     Operating expenses                             2,383,327                       2,079,161
     Interest expense                                  53,933                          52,978
     Other, net                                        (1,466)                          1,653
                                                --------------                  --------------
Total costs and expenses                           15,310,594                      13,528,138
                                                --------------                  --------------

Earnings before income taxes                          684,606                         503,366
Income taxes                                          261,862                         193,796
                                                --------------                  --------------
Earnings before cumulative
   effect of accounting change                        422,744                         309,570
Cumulative effect of accounting change                      0                          (8,041)
                                                --------------                  --------------
     Net earnings                               $     422,744                   $     301,529
                                                ==============                  ==============
Earnings before accounting change:
   Basic earnings per share                     $        0.64                   $        0.47
                                                ==============                  ==============
   Diluted earnings per share                   $        0.62                   $        0.46
                                                ==============                  ==============
Cumulative effect of accounting change:
   Basic earnings per share                     $        0.00                   $       (0.01)
                                                ==============                  ==============
   Diluted earnings per share                   $        0.00                   $       (0.01)
                                                ==============                  ==============
Net earnings:
   Basic earnings per share                     $       0.64                    $        0.46
                                                ==============                  ==============
   Diluted earnings per share                   $       0.62                    $        0.45
                                                ==============                  ==============
Basic average shares outstanding                 664,748,107                      657,787,590
                                                ==============                  ==============
Diluted average shares outstanding               676,663,476                      667,580,572
                                                ==============                  ==============




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